UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                     0-21810
                            (Commission File Number)

                              Amerigon Incorporated
             (Exact name of registrant as specified in its charter)

                              5462 Irwindale Avenue
                        Irwindale, California 91706-2058
                                 (626) 815-7400
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Class A Warrants
            (Title of each class of securities covered by this Form)

                           Common Stock, no par value
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[x]   Rule 12g-4(a)(1)(i)              [x]   Rule 12h-3(b)(1)(i)
[ ]   Rule 12g-4(a)(1)(ii)             [ ]   Rule 12h-3(b)(1)(ii)
[ ]   Rule 12g-4(a)(2)(i)              [ ]   Rule 12h-3(b)(2)(i)
[ ]   Rule 12g-4(a)(2)(ii)             [ ]   Rule 12h-3(b)(2)(ii)
                                       [ ]   Rule 15d-6

                                      None
               (Approximate number of holders of record as of the
                         certification or notice date)

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Amerigon Incorporated has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 21, 2002                  Amerigon Incorporated

                                             /s/ Sandra L. Grouf
                                       By:---------------------------
                                             Sandra L. Grouf
                                             Chief Financial Officer